Exhibit 10.1 Steven Mills Chairman of the Compensation Committee of the Board of Directors
Marsh McLennan 1166 Avenue of the Americas New York, NY 10036 T +1 212 345 5000 www.mmc.com

November 10, 2022

John Q. Doyle
Hand delivery

Subject: Terms of Employment

Dear John:

This letter agreement sets forth the terms of your employment by Marsh & McLennan Companies, Inc. (“Marsh McLennan”, and together with its subsidiaries and affiliates, the “Company”) as its President and Chief Executive Officer, effective January 1, 2023. This position reports to the Board of Directors of the Company (the “Board”) and is currently located in New York, NY. You have been appointed to the Board effective as of January 1, 2023, and the Company shall cause you to be nominated to the Board, and use its reasonable efforts to cause you to be re-elected to the Board during your service as President and Chief Executive Officer of the Company. The Board intends that, during such time, you will serve as a member of the Board’s Finance Committee. The terms of this letter agreement are effective as of January 1, 2023.

1.Duties and Responsibilities

You will continue to devote all of your attention and time during working hours to the affairs and business of the Company and use your best efforts to perform such duties and responsibilities as shall be reasonably assigned to you and are consistent with your position. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term “Affiliated Group” means Marsh McLennan and any corporation, partnership, joint venture, limited liability company, or other entity in which Marsh McLennan has a 10% or greater direct or indirect interest. Except for those boards or committees set forth on Exhibit A, if any, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of the Compensation Committee of the Board (the “Compensation Committee”).

2. Compensation and Benefits

Your compensation and benefits are as set forth below and in Exhibit A.

a.Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with the Company’s payroll procedures in effect from time to time. Your base salary includes compensation for all time worked, as well as appropriate consideration for sick days, personal days, and other time off. Your base salary will be considered for adjustment in succeeding years as part of the Company’s normal performance management process.

b.Vacation: You are entitled to six weeks of vacation annually, in accordance with our Company policy.

November 10, 2022
John Q. Doyle
c.Annual Bonus: You are eligible for an annual bonus on the terms set forth on Exhibit A. Bonus awards are discretionary and may be paid in the form of cash, deferred cash or Marsh McLennan stock units, or a combination thereof. Except as provided in this paragraph and in Section 3(a), to qualify for an annual bonus, you must remain continuously and actively employed by the Company in compliance with this letter agreement and without having tendered a notice of resignation, through the date of the bonus payment, in accordance with the terms and conditions of the award. The annual bonus shall be paid no later than March 15 of the year following the year for which such bonus is earned. In the event of your Permanent Disability (as defined below) or death, the Company shall pay you (or your estate in the case of death) a prorated target annual bonus for the year in which your termination occurs based on the portion of the year elapsed as of the date of your termination. Any such bonus amount shall be paid within 30 days of your death. In the event of your Permanent Disability, your prorated annual bonus payment is conditioned upon, and subject to, your execution and delivery to the Company within 30 days of the date of such event a valid confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company (the “Release”) and such Release has become irrevocable as provided therein (the “Release Effective Date”). Payment of any such annual bonus amount shall then be paid within 30 days following the Release Effective Date, but in no event later than March 15 of the year following the year for which such bonus is earned.

As used in this letter agreement, “Permanent Disability” will be deemed to occur when it is determined (by Marsh McLennan’s disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

d.Annual Long-Term Incentive Compensation: You are eligible to participate in Marsh McLennan’s long-term incentive program with a target long-term incentive compensation award as set forth on Exhibit A. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the Compensation Committee as set forth in the award agreement and in Marsh McLennan’s 2020 Incentive and Stock Award Plan (or other plan under which the long-term incentive award is granted). In accordance with Company practice, you may be required to enter into a “Restrictive Covenants Agreement” in connection with long-term incentive awards.

e.Benefit Programs: You and your eligible family members will continue to have the opportunity to participate in the employee benefit plans, policies and programs provided by Marsh McLennan, on such terms and conditions as are generally provided to similarly situated employees of the Company. These plans may include retirement, savings, medical, life, disability, and other insurance programs as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this letter agreement shall limit Marsh McLennan’s ability to change, modify, cancel or amend any such policies or plans. In addition, you will be entitled to the benefits set forth on Exhibit A and you will continue to be eligible to participate in the Marsh McLennan Executive Financial Services Program, as in effect from time to time.

November 10, 2022
John Q. Doyle
3. Termination of Employment

a.You have been designated as a “Key Employee” under the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the “Senior Executive Severance Plan”). In the event that your employment with the Company terminates for any reason, the Senior Executive Severance Plan in effect at the time of your termination will exclusively govern the terms under which you may be eligible to receive severance and/or other transition benefits from the Company. In the event that you are entitled to receive severance benefits under Article 5 of the Senior Executive Severance Plan, the Company shall also pay you the earned annual bonus, if any, for the calendar year that preceded your termination to the extent not theretofore paid.

b.Upon the termination of your employment for any reason, you shall immediately resign, as of your date of termination, from all positions that you then hold with any member of the Affiliated Group. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any such documentation.

c.During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. You agree, unless precluded by law, to promptly inform Marsh McLennan if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a taxable reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.

4. Restrictive Covenants

In consideration of and as a condition of your employment by Marsh McLennan as its President and Chief Executive Officer under the terms of this letter agreement, among other things, you agree to execute the attached Non-competition and Non-solicitation Agreement, which will supersede and terminate any and all previous agreements and understandings between you and the Company, whether written or oral, with respect to noncompetition or nonsolicitation restrictions.

November 10, 2022
John Q. Doyle
5. Code of Conduct & Other Mandatory Training

As a condition of your employment by Marsh McLennan as its President and Chief Executive Officer, you must read, understand and abide by all applicable Company compliance policies, including those found on Marsh McLennan’s compliance website (www.integrity.mmc.com), as updated from time to time, including but not limited to The Marsh & McLennan Companies Code of Conduct, The Greater Good. You must complete any required online compliance training for your position within 30 days of your start date or within 30 days after it becomes available. In addition, you understand that you must complete any and all additional training that the Company determines is appropriate for your position during the course of your employment.

6. Stock Ownership Guidelines
In consideration of and as a condition of your employment by Marsh McLennan as its President and Chief Executive Officer under the terms of this letter agreement, among other things, you will be required to acquire and maintain a meaningful ownership interest, in the form of shares or stock units, in the Company’s common stock. The ownership levels vary by position and are equal to a multiple of your base salary as set forth under the Company’s stock ownership guidelines, which can be found by clicking the link for “Senior Executive Stock Ownership Guidelines” in the Corporate Governance section of the Company’s website (http://marshmclennan.com/about/corporate-governance.html)

7. Credentialing

The Company supports continuing professional education. If you hold a professional license or certification, you acknowledge that you understand the obligations and the specific code of professional ethics associated with this license or certificate and agree to perform your duties in accordance with these standards. In addition, you acknowledge your responsibility to maintain any job-related licenses or certificates in accordance with the requirements issued by the applicable regulatory body or bodies. The Company agrees to reimburse you for the fees you incur during your employment with the Company in maintaining such licenses or certificates applicable to your position. You must submit your fees within 60 days after the date they are incurred. The Company will generally reimburse such fees within 60 days of the date they are submitted, but in no event will they be reimbursed later than December 31st of the year following the year in which the fee was incurred.

8. Miscellaneous

a.Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Katherine J. Brennan
Senior Vice President & General Counsel
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036

November 10, 2022
John Q. Doyle
Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.

b.Assignment of this Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of Marsh McLennan. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. Marsh McLennan may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, references to the “Company” throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets as applicable.

c.Merger of Terms. This letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein, including, without limitation, the Letter Agreement dated as of September 14, 2017 between you and the Company, as amended. For the avoidance of doubt, compensation that was paid or awarded to you prior to the effective date of this letter agreement will continue to be governed by the terms pursuant to which such compensation was paid or awarded.
d.Indemnification. The Company shall indemnify you to the extent permitted by its bylaws, as in effect from time to time, with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group (as such term is defined in Section 1 above) during the term of this letter agreement.

e.Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of Marsh McLennan.

f.Choice of Forum. The Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

g.Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

November 10, 2022
John Q. Doyle
h.Section 409A. The provisions of this Section 8(h) will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this Section 8(h), to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement and any other plan, award, arrangement or agreement between you and the Company in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This Section 8(h) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement or any other plan, award, arrangement or agreement between you and the Company.

Furthermore, and notwithstanding any contrary provision in this letter agreement or any other plan, award, arrangement or agreement between you and the Company, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

Furthermore, and notwithstanding any contrary provision in this letter agreement or in any other plan, award, arrangement or agreement between you and the Company that: (i) provides for the payment of nonqualified deferred compensation that is subject to Section 409A; and (ii) conditions payment or commencement of payment on one or more employment-related actions, such as the execution and effectiveness of a release of claims or a restrictive covenant (each an “Employment-Related Action”) (any such plan, award, arrangement or agreement is a “Relevant Plan”):

(1)    if the Relevant Plan does not specify a period or provides for a period of more than 90 days for the completion of an Employment-Related Action, then the period for completion of the Employment-Related Action will be the period specified by the Company, which shall be no longer than 90 days following the event otherwise triggering the right to payment; and

(2)    if the period for the completion of an Employment-Related Action includes the
January 1 next following the event otherwise triggering the right to payment, then the payment shall be made or commence following the completion of the Employment-
Related Action, but in no event earlier than that January 1.

i.Withholding Requirements. All amounts paid or provided to you under this letter agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

November 10, 2022
John Q. Doyle
Please acknowledge your agreement with the terms of this letter agreement by signing and dating this letter agreement and the Non-Competition and Non-Solicitation Agreement and providing a copy of each to me. (Emailing scanned copies is sufficient.)

Sincerely,

/s/ Steven A. Mills

Steven A. Mills
Chairman of the Compensation Committee
of the Board of Directors of Marsh & McLennan Companies, Inc.

Accepted and Agreed:

/s/ John Q. Doyle
(Signature)

November 10, 2022________
(Date)

November 10, 2022
John Q. Doyle
Exhibit A

Board or Committee Memberships	a.The Board of the Greenberg School of Risk Management at St. John’s University b.The Board of New York Police and Fire Widows and Children’s Benefit Fund c.Inner-City Scholarship Fund
Annual Base Salary	$1,400,000 effective January 1, 2023
Annual Target Bonus Opportunity
Bonus awards are discretionary. Target bonus of $3,500,000 commencing with the 2023 performance year (awarded in 2024). Actual bonus may range from 0% - 200% of target, based on achievement of individual and Marsh McLennan performance objectives as Marsh McLennan may establish from time to time.

Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target grant date fair value of $11,100,000, commencing with the award to be granted in 2023.
Other Benefits
a.You will have access to a car and driver for business purposes and personal use including work/home travel.
b.You will have access to corporate aircraft for personal travel, up to $130,000 in aggregate incremental cost each calendar year as calculated by the Company for disclosure purposes for the Summary Compensation Table of the Company’s Proxy Statement; provided that this amount and calculation methodology will be reviewed from time to time and subject to adjustment to reflect market trends. The Company currently calculates incremental cost by totaling the incremental variable costs associated with personal flights on the aircraft (including hourly charges, taxes, passenger fees, international fees and catering)
                                                                                                  If the imputed income attributable to these benefits is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by the Company.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

AGREEMENT, dated as of November 10, 2022, between Marsh & McLennan Companies, Inc. (“Marsh McLennan” or the “Company”) and John Q. Doyle, an employee of the Company (“Executive”).

R E C I T A L S:

This Agreement is entered into in consideration of the Executive’s employment by the Company as President and Chief Executive Officer, the Company’s execution of the September 23, 2022 Letter Agreement regarding his terms of employment, Executive’s eligibility for a discretionary bonus and other compensation as an employee of the Company, and Executive’s access to confidential information and trade secrets belonging to the Company. For the purposes of this Agreement, the term “Company” means Marsh McLennan and/or any corporation, partnership, joint venture, limited liability company, or other entity in which Marsh McLennan has a 10% or greater direct or indirect interest.

NOW, THEREFORE, the Company and Executive hereby agree to be bound by this Non-Competition and Non-Solicitation Agreement, as follows:

1.Confidential Information and Trade Secrets

(a)    Executive understands and acknowledges that as a senior executive and member of Marsh McLennan’s Executive Committee, Executive will learn or have access to, or may assist in the development of, sensitive and highly Confidential Information and Trade Secrets about the Company, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to the Company’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information and Trade Secrets” are items of information relating to the Company, its products, services, clients, suppliers, vendors, business partners, and employees, that are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its effort and expense. Such Confidential Information and Trade Secrets include but are not limited to: (i) financial and business information relating to the Company, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information relating to the Company, such as product concepts, formulations and structures, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) client information, such as the identity of the Company’s clients, the names of representatives of the Company’s clients responsible for entering into contracts with the Company, the amounts paid by such clients to the Company, client risk characteristics, specific client needs and requirements, specific client characteristics related to the provision of services by the Company, client consulting needs and information about the consulting services provided or planned by the Company to serve such clients, client insurance policy information, information regarding the markets or sources with which insurance is placed, and leads and referrals to prospective clients; (iv) personnel information, such as the identity and number of the Company’s other employees and officers, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or prospective client of the Company, including but not limited to, its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices; (vi) any information not included in (i) or (ii) above which Executive knows or should know is subject to a restriction on disclosure or which Executive knows or should know is considered by the Company's clients or prospective clients to be confidential, sensitive, proprietary or a trade secret or is not readily available to the public; or (vii) intellectual property, including inventions and copyrightable works. Confidential Information and Trade Secrets have actual or potential value because they are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its effort and expense and through the use of the Company’s resources. Confidential Information and Trade Secrets can be in any form, including but not limited to: oral, written or machine readable, including electronic files. The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information.

(b)    Executive acknowledges and agrees that the Company is engaged in highly competitive businesses and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company at its effort and expense and through the use of the Company’s resources. Executive further acknowledges and agrees that any disclosing, divulging, revealing, or using of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company and cause it to suffer serious loss of business and pecuniary damage and loss of goodwill.
(c)    At all times prior to and following Executive’s termination of employment, Executive shall not disclose to anyone or make use of any Confidential Information and Trade Secrets of the Company, including such trade secret or proprietary or confidential information of any client, prospective client or other entity to which the Company owes an obligation not to disclose such information, which Executive acquires during Executive’s employment with the Company, including but not limited to records kept in the ordinary course of business except: (i) as such disclosure or use may be required or appropriate in connection with Executive’s work as an employee of the Company or any affiliate; (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information (but only to the extent required by such requirement or order); or (iii) as to such confidential information that becomes generally known to the public or trade without the violation of this Agreement by Executive or by others under a duty of confidentiality to the Company.

(d)    Executive understands that under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e)    Immediately upon the termination of employment with the Company for any reason or no reason, or at any time the Company so requests, Executive will return to the Company: (i) any originals and all copies of all files, notes, documents, slides (including transparencies), computer disks, hard drives, printouts, reports, lists of the Company’s clients or leads or referrals to prospective clients, and other media or property in Executive’s possession or control which contain or pertain to Confidential Information and Trade Secrets and will cooperate with the Company in arranging to remove any electronic copies of such information from personal digital storage devices which Executive uses; and (ii) all property of the Company, including but not limited to supplies, keys, access devices, books, identification cards, computers, telephones and other equipment. Executive agrees that upon completion of the obligations set forth in this subparagraph and if requested by the Company, Executive will execute a statement in a form provided by the Company declaring that Executive has retained no property of the Company or materials containing Confidential Information and Trade Secrets nor has Executive supplied the same to any person, except as required to carry out Executive’s duties as an employee of the Company.

2.     Assignment of Rights to Intellectual Property; Ownership of Copyrightable Works

(a)    Executive agrees to assign and hereby does assign to the Company all
Executive’s present and future right, title and interest in and to any intellectual property conceived, discovered, reduced to practice and/or made by Executive during the period of time that Executive is employed by the Company (whether before, on or after the date of this Agreement), whether such intellectual property was conceived, discovered and/or reduced to practice and/or made by Executive solely or jointly with others, on or off the premises of the Company’s business, or during or after working hours, if such intellectual property: (i) was conceived, discovered, reduced to practice and/or made with the Company’s facilities, equipment, supplies, confidential information, trade secrets or intellectual property; or (ii) relates to the Company’s current, or demonstrably anticipated or potential business activities, work or research; or (iii) results from work done or to be done by Executive or under Executive’s direction, alone or jointly, for the Company (“Intellectual Property”). Executive further acknowledges and agrees that such Intellectual Property as referred to herein belongs to the Company and that the Company may, in its sole discretion, keep such Intellectual Property and/or processes pertaining thereto, whether patentable or copyrightable or not, as trade secrets and make all decisions regarding whether and how to use such Intellectual Property and/or processes. Executive further agrees not to use or seek any commercial exploitation of or otherwise use any Intellectual Property transferred to the Company or required to be assigned under this Agreement for personal use.

(b)    Executive acknowledges, agrees and intends that all copyrightable works
Executive creates during the period of time that Executive is employed by the Company (whether before, on or after the date of this Agreement) and within the scope of Executive’s employment shall be considered to be “works made for hire” as defined under the U.S. Copyright Act, 17 U.S.C. §§ 101 et seq. (“Copyrightable Works”). Executive also acknowledges, agrees and intends that the

Company will be deemed the author of all such works made for hire and the owner of all of the rights comprised in the copyright of such works. To the extent that any Copyrightable Works Executive creates within the scope of Executive’s employment or using the resources of the Company do not fully qualify as works made for hire, Executive agrees to assign and hereby does assign all such Copyrightable Works to the Company, including the right to sue for past, present, or future infringement.

(c)    Executive agrees to: (i) promptly disclose such Intellectual Property and Copyrightable Works to the Company; (ii) assign to the Company, without additional compensation, the entire rights to Intellectual Property and Copyrightable Works for the United States and all foreign countries; (iii) execute all documents, certifications, and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and Copyrightable Works and to enable the Company to protect its proprietary interests therein; and (iv) give testimony in any action or proceeding to enforce rights in the Intellectual Property and Copyrightable Works.

(d)     In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in this Section 2, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by Executive. Executive hereby assigns to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any proprietary rights assigned or transferred hereunder to the Company.

(e)    Executive understands and agrees: (i) no license or conveyance of any rights or warranty to Executive is granted or implied by the Company furnishing or disclosing any Intellectual Property or Copyrightable Works to Executive; and (ii) the Company shall retain whatever ownership and other proprietary rights it otherwise has in all Intellectual Property and Copyrightable Works.

3.     Non-Competition

(a)    Executive acknowledges and agrees that the Company is engaged in highly competitive businesses and that by virtue of Executive’s position and responsibilities with the Company and Executive’s access to Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company will cause it great and irreparable harm.

(b)     Accordingly, both during Executive’s employment with the Company and]
during the twenty-four (24) month period following the cessation of Executive’s employment with the Company, whether such cessation is voluntary or involuntary and for any reason or no reason, Executive shall not, without the express written consent of the Compensation Committee of the Company’s Board of Directors, directly or indirectly engage in any activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company and that is conducted by the Company as of the date of the termination of the Executive’s employment. For purposes of this Agreement, the Company’s “business” means the provision of services and/or products of the type provided by the Company, including but not limited to risk management activities (risk advice, risk transfer and risk control and mitigation solutions), risk consulting, insurance broking, alternative risk financing, and insurance program management services; reinsurance broking and consulting, and risk assessment analytics; talent, health, wealth, benefits, retirement and investment consulting and services; and management, economic, and brand consulting services. In recognition of the international nature of the Company’s business, which includes the sale of its products and services globally, this restriction shall apply in all countries throughout the world where the Company does business as of the date of termination of Executive’s employment with the Company. For avoidance of doubt and without limiting the generality of the foregoing, this covenant prohibits Executive from becoming employed by any of the following competitors of the Company: Willis Towers Watson PLC, Aon PLC, Arthur J. Gallagher & Co., Brown & Brown, Inc., HUB International Ltd., Lockton Companies Inc., Truist Insurance Holdings, Inc., McGriff Insurance, Howden Insurance Brokers Ltd., TigerRisk Partners, Price Forbes & Partners Ltd., Alliant Insurance Services, Inc., United Insurance Brokers Ltd., USI Insurance Services, Acrisure, LLC, The Hilb Group LLC, and any of their respective parents, subsidiaries, and affiliates.

4.     Non-Solicitation/Non-Servicing of Clients

(a)    Executive acknowledges and agrees that solely by reason of employment by the Company, Executive has and will come into contact with and develop and maintain relationships with a significant number of the Company’s clients and prospective clients and has and will have access to Confidential Information and Trade Secrets relating thereto, including those regarding the Company’s clients, prospective clients and related information, and will have access to and the benefit of good will developed by Company with its clients.

(b)    Consequently, during the twenty-four (24) month period following the cessation of Executive’s employment with the Company, whether such cessation is voluntary or involuntary and for any reason or no reason, Executive shall not, without the express written consent of the Compensation Committee of the Company’s Board of Directors, directly or indirectly: (i) solicit clients or prospective clients of the Company for the purpose of selling or providing products or services of the type sold or provided by Executive while Executive was employed by the Company; (ii) induce clients or prospective clients of the Company to terminate, cancel, not renew, or not place business with the Company; (iii) perform or supervise the performance of services or provision of products of the type sold or provided by Executive while Executive was employed by the Company on behalf of any clients or prospective clients of the Company; or (iv) assist others to do the acts specified in Sections 4(b) (i)-(iii). This restriction shall apply only to those clients or prospective clients of the Company with whom Executive had contact or about whom Executive obtained Confidential Information and Trade Secrets during the last two (2) years of Executive’s employment with the Company. For the purposes of this Section 4, the term “contact” means interaction between Executive and the client which takes place to further the business relationship, or making (or assisting or supervising the performance or provision of) sales to or performing or providing (or assisting or supervising the performance or provision of) services or products for the client on behalf of the Company. For purposes of this Section 4, the term “contact” with respect to a “prospective” client means interaction between Executive and a potential client of the Company which takes place to obtain the business of the potential client on behalf of the Company. It shall not be a defense to a claim that this Section has been breached that Executive’s new employer or entity for which Executive is performing services has previously solicited or served the client. Executive shall not engage in any subterfuge to circumvent this prohibition, including, but not limited to accompanying others on calls to the client, contacting the client with other persons, supervising other persons in soliciting or serving the client, providing Confidential Information and Trade Secrets to others to assist them in soliciting or serving the client, participating in developing presentations to be made to the client, or other similar activities.

5.     Non-Solicitation of Employees

Executive acknowledges and agrees that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment, which include working with other employees of the Company, Executive has and will come into contact with and acquire Confidential Information and Trade Secrets regarding the Company’s other employees. Accordingly, during Executive’s employment with the Company and during the twenty-four (24) month period following the cessation of Executive’s employment with the Company or any affiliate, whether such cessation was voluntary or involuntary and for any reason or no reason, Executive shall not, without the express written consent of the Compensation Committee of the Company’s Board of Directors, either on Executive’s own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit, or endeavor to cause any employee of the Company with whom Executive, during the last two (2) years of Executive’s employment with the Company, came into contact or about whom Executive obtained Confidential Information and Trade Secrets, to leave employment with the Company.

6.     Enforcement

(a)    Executive acknowledges and agrees that the covenants contained in Sections 1, 2, 3, 4 and 5 of this Agreement are reasonable and necessary to protect the Confidential Information and Trade Secrets, business and goodwill of the Company and its subsidiaries. Executive further acknowledges and agrees that his experience and capabilities are such that the provisions of this Agreement will not prevent him from earning a livelihood or cause undue hardship and that the covenants contained in Sections 1, 2, 3, 4 and 5 are reasonable in view of the benefits and consideration Executive has received or will receive from the Company.

(b)    In recognition of the fact that irreparable harm will result to the Company in the event of any breach or anticipatory breach of Section 1, 2, 3, 4 or 5 of this Agreement by Executive, or Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, and that money damages may not provide adequate relief, the parties agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and other equitable relief, and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys’ fees, expert witness fees, expenses and costs incurred by the Company to defend or enforce the provisions of this Agreement.

(c)    In the event the Company is required to enforce any of its rights contained in Section 4 through legal proceedings, the parties acknowledge that it may be difficult or impossible to ascertain the precise amount of damages or lost profits incurred by the Company. Therefore, in the event of any breach by Executive of Section 4 of this Agreement, in addition to any other relief available to the Company at law or in equity, Executive agrees that the damages for each client lost in whole or in part by the Company as a result of Executive’s breach shall be two hundred percent

(200%) of the gross commissions and fees received by the Company from such client during the twelve (12) months preceding the cessation of Executive’s employment. In arriving at this calculation, Executive agrees that the Company and Executive have considered the following factors: (i) the value of the clients; (ii) the business of the Company; (iii) the type and quality of the clients; (iv) the substantial amount of time, effort and expense incurred by the Company in acquiring, developing and maintaining the clients; (v) the number of years the Company typically retains such clients; (vi) the profitability of renewal business; and (vii) various other factors relating to the relationship between the Company and the clients. Executive further agrees that Executive shall be obligated to reimburse the Company for all reasonable costs, expenses and counsel fees incurred by the Company in connection with the enforcement of its rights hereunder.

(d)     The restrictive periods set forth in this Agreement (including those set forth in Sections 3, 4 and 5 hereof) shall not expire and shall be tolled during any period in which Executive is in violation of such restrictive periods, and therefore such restrictive periods shall be extended for a period equal to the duration of any violations thereof by Executive.

7.     Employment At-Will

Executive understands that this Agreement does not constitute a contract of employment and does not promise or imply that his employment will continue for any period of time. Unless otherwise agreed to under any employment agreement between Executive and the Company whether executed prior to this Agreement or at any time hereafter, employment with the Company is “at will” and may be terminated either by Executive or the Company at any time, with or without cause, and with or without notice.

8.     Miscellaneous

(a)     Governing Law; Choice of Forum. The parties acknowledge that Marsh McLennan and its operating companies are headquartered in New York, that senior members of the leadership team of the Company are based in New York, and that breach of this Agreement will cause injury in New York. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, agree that any action or proceeding with respect to this Agreement and Executive’s employment shall be brought exclusively in the Civil Court of the City of New York, New York County, or in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction in or for the State and County of New York, and the parties agree to the jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. Executive recognizes that, should any dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information and Trade Secrets may be jeopardized. Consequently, Executive agrees that all issues of fact shall be severed for trial without a jury.

(b)    Severability. The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect Confidential

Information and Trade Secrets, client relationships and goodwill. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any particular portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such invalid portion, and reformed to the extent valid and enforceable. Such deletion and reformation shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

(c)    Modification; Agreement to Enter into Additional Agreements. No modification of this Agreement shall be valid unless made in a written or electronic instrument signed by both parties hereto, wherein specific reference is made to this Agreement. Should Executive move to a different state or jurisdiction while employed by the Company or upon written request of the Company, Executive agrees to sign, without further consideration, upon direction by the Company, such further writings to effectuate the provisions of this Agreement as necessary to comply with applicable law. Executive’s failure to sign such additional agreements shall constitute a breach of this Agreement.

(d)    Non-Waiver. The failure of either the Company or Executive, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver by the Company or by Executive must be in a written or electronic instrument signed by either Executive, if Executive is seeking to waive any of Executive’s rights under this Agreement, or by the Compensation Committee of the Company’s Board of Directors, if the Company is seeking to waive any of its rights under this Agreement.

(e)    Binding Effect. This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators, and upon the Company, and its affiliates, successors and assigns, and shall inure to the benefit of the Company and its affiliates, successors and assigns. This Agreement may not be assigned by Executive. This Agreement may be enforced by the Company and its affiliates, successors and assigns.

(f)    Other Agreements. This Agreement contains the entire agreement between Executive and the Company with respect to non-competition and non-solicitation restrictions, and supersedes and terminates any and all previous such agreements and understandings between Executive and the Company, whether written or oral, with respect to noncompetition or nonsolicitation restrictions, with the exception of any such agreements, understandings or restrictions undertaken in connection with any award of a stock option, stock unit, other equity-based award, restricted cash award, or other unvested award granted under any plan of the Company. If the non-competition and non-solicitation restrictions contained in this Agreement are ruled invalid for any reason by a court of competent jurisdiction, then the non-competition and non-solicitation restrictions contained in any and all previous agreements shall be revived. The obligations under this Agreement also shall survive any changes made in the future to the employment terms of Executive, including but not limited to changes in salary, benefits, bonus plans, job title and job responsibilities.

(g)     Cooperation. Both during Executive’s employment with the Company and after the termination thereof for any reason, Executive agrees to provide the Company with such information relating to Executive’s work for the Company or others, as the Company may from time to time reasonably request in order to determine Executive’s compliance with this Agreement.

(h)    Disclosure. Executive hereby specifically authorizes the Company to contact Executive’s future employers to determine Executive’s compliance with the Agreement or to communicate the contents of this Agreement to such employers. Executive further specifically authorizes the Company to, in its sole discretion and without further permission from Executive, furnish copies of the Agreement to any client or prospective client of the Company and indicate that Executive has entered into this Agreement with the intention that the Company and each of its clients or prospective clients may rely upon Executive’s compliance with this Agreement.

(i)    Headings. Section headings are used herein for convenience or reference only and shall not affect the meaning of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove set forth.

/s/ Steven A Mills_______________ /s/ John Q. Doyle___________________
Steven A. Mills John Q. Doyle
Chairman of the Compensation Committee
of the Board of Directors of
Marsh & McLennan Companies, Inc.